Exhibit 99.1
Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses incurred or expected to be incurred by Ameristar Casinos, Inc. (the “Company”) in connection with the offering and sale by a selling stockholder of the Company of 4,560,055 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-174128), as supplemented by a prospectus supplement dated May 16, 2011, other than underwriting discounts and commissions. All expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$11,791
Printing expense	30,000
Accounting fees and expense	10,000
Legal fees and expense	95,000
Miscellaneous expenses	5,000

Total	$151,971